January 3, 2011

Ms. Linda H. Madison
12 Pilgrim Drive
North Kingstown, RI 02852

Re: Employment

Dear Linda:

It is my pleasure to send you this letter for your consideration. As we have discussed, this letter is a formal offer of employment. There has been no formal employee handbook or formal hiring mechanism developed as yet. Therefore, this letter is offered in lieu thereof.

First, I am pleased to advise you that you either have or will be elected Secretary of Powerdyne, Inc. at the next annual meeting of the stockholder and directors.

Your employment will be as a full time employee and based on a 40 hour work week, 52 weeks of the year. Starting date is expected to be March 1, 2011. The place of employment shall be 300 Centerville Road, Warwick, RI 02886 or other location as may be designated as the company expands. You will receive four (3) weeks paid vacation per year starting at the 50th week of employment with an additional week added every successive year thereafter, up to eight (8) weeks maximum. In light of your responsibilities, you may not take any vacation unless authorized. It may be that your duties will not permit you to take a vacation. Sick days and time off granted as needed. Sick days are compensated. Time off is uncompensated. Unusual circumstances will be considered on a case by case basis.

Your responsibilities will be to assist Arthur M. Read, II, Vice President and General Counsel, and me in any all respects that we may direct. You will be responsible for producing and maintaining the corporation’s minutes and records. You will also act as the chief administrator of the corporate office and supervise its operations under Mr. Read’s and my direction. You will report directly to both Mr. Read and to me.

This letter is not intended to be exclusive and, generally, it will be your duty to see that whatever must be done is done and done in a timely fashion. As a corporate executive and a crucial member of the leadership team, it is expected that you will take responsibility without direction to accomplish the company’s goals which Mr. Read or I, or the Board of Directors will communicate to you.

       /s/ LHM       LHM

Linda H. Madison
January 3, 2011

Your work week is not limited to forty hours. You are expected to do the job regardless of the number of hours per week that you work and you will therefore be paid a salary and not paid on a commission or hourly basis.

Your salary will be seventy five thousand ($75,000.00) dollars per year, paid weekly. We will withhold all necessary taxes and trust fund charges. In addition you may be paid a bonus at the discretion of the Directors.  Its payment will depend not only upon superior performance but the financial success of the company.

You have worked for the company without pay from November 1, 2010. I have asked you to provide me with a record of the hours you worked during that period and you will be paid for that work at the rate of thirty ($30.00) dollars per hour. However, because the company was and currently is unable to make such payments to you, the wages earned will not be paid until cash flow and profitability allows but will accrue as our accountant advises.

You will have the following paid vacation days:  New Year’s Day, Presidents’ Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans’ Day, Thanksgiving Day and Christmas Day.

As further inducement to you to accept this offer, you will receive 1,000,000 shares    of the authorized and issued shares of common stock in the company at par value of $0.0001/share. As the company is in the midst of merging with another public corporation, the terms of this contract will become binding upon the successor corporation whose name is expected to be Powerdyne International, Inc.

We do not have a profit sharing, 401(k) or other retirement account plans for our employees. If the company becomes profitable and later offers these benefits to its employees, you will be offered the same benefit as they will. Neither do we currently offer medical or life insurance as a benefit of employment. Should those benefits become available later, then they will become available to you, also.

It may be that your duties will require you to relocate.  In that case, the company will either pay or reimburse your reasonable costs of relocation.

       /s/ LHM       LHM

Linda H. Madison
January 3, 2011

It is expected that you may be required to obtain a motor vehicle and if so, you will be provided with a motor vehicle suitable to your position and responsibilities and a company gasoline card with which to pay for gasoline and maintenance. The company does not have a secure facility to garage the vehicle and, as you will be expected to have a modest home office, you are expected to report to your home office first thing every morning to check for emails or attend to other business, and to then drive to whatever facility you are working at that day. You are expected to garage the company motor vehicle provided to you at your residence at your expense. You may use the vehicle for private use. If the vehicle is leased you will have the first option to buy the vehicle at the end of the lease term. If the vehicle is owned by the company, you will have the first right to purchase the vehicle at the end of its useful life to the company.

In addition to the above cited duties, you will hire, develop, train and manage an office staff that will be under your direction and to work with corporate vendors and suppliers.

Linda, this outline is a comprehensive letter that identifies the parameters under which the company would like to engage you. Please let me know if I have left out anything important and I will incorporate this text onto company letterhead and we can proceed from there. If this offer is acceptable to you, please indicate your acceptance by initialing each page where indicated and by signing the duplicate originals enclosed and returning the two copies to the company keeping the original for your records.

As you know, we are very excited not only about the business opportunities that we see but with the prospect of formalizing your relationship with the company.

Yours truly,

/s/ Arthur M. Read, II, Esq.

Arthur M. Read, II, Esq.
Vice President and General Counsel

AMR/lhm

Enclosures (2)
Cc:	Dale P. Euga
President

       /s/ LHM       LHM

Linda H. Madison
January 3, 2011

Acceptance

I acknowledge having received and read the foregoing prior to signing it in triplicate originals.

I confirm and accept these arrangements, freely and voluntarily.

Linda H. Madison
Linda H. Madison

Date:   January          3          , 2011

June 1, 2011

Mrs. Linda H. Madison
12 Pilgrim Drive
North Kingstown, RI 02852

Dear Linda;

You entered into an engagement letter with Powerdyne, Inc. (now Powerdyne International, Inc.) on January 3, 2011.

This letter will serve to amend that earlier letter.

Under the terms of your letter, you were to be paid a salary.  In the event that the corporation was unable to pay that salary immediately, it was to accrue to be paid to you when the corporation’s financial situation permitted such payment, in the corporation’s sole discretion.

Because of the fragility of the corporation’s finances, it is necessary to end that accrual effective April 1, 2011.  Accrual and payment will only occur when the Company determines that it has appropriate positive cash flow and/or profitability.  This is in the best interest of the corporation and takes into account unforeseen adverse tax consequences which flow to the corporation as a result of the accrual.

In addition, accrual and payment for expenses and time incurred during the fiscal year ended December 31, 2010 will cease as well.  If and or when the Company experiences positive cash flow and/or profitability, the Company will address these past service items through performance bonuses at its discretion.

Please acknowledge your acceptance of this modification of your letter agreement by signing the duplicate of this letter and returning it to me and keeping the original for your records.

Yours truly,

/s/ Arthur M. Read, II, Esq.

Arthur M. Read, II, Esq.
Vice President, Director and General Counsel

AMR/
Enclosure
       /s/ LHM       LHM

Mrs. Linda H. Madison
June 1, 2011

Acceptance

I acknowledge having received and read the foregoing prior to signing it in duplicate originals.

I confirm and accept these agreements, freely and voluntarily.

/s/ Linda H. Madison
Linda H. Madison

Date:  June           1          , 2011

       /s/ LHM       LHM